Exhibit 10.35
ADDENDUM 3
This Addendum 3 becomes part of the Xcelerate Partner Agreement (the “Agreement”), dated August 2, 2001, between NSI and Sunbelt Software Distribution Inc. (“VAR”)
The Agreement is now between NSI and Sunbelt Software Distribution Inc, and all Subsidiaries, divisions and affiliates.
The following language should be changed in the Agreement:
Section 7 (a)
Delete:
Aggregate Dollar Value means the total dollar value (U.S.) of Licensed Software, Annual Maintenance Contracts, Pass Thru Training, and Packaged Services ordered by VAR
Add:
Aggregate Dollar shall mean total sales out at the discounted price VAR pays to NSI. This shall include re-licensing of Software to End Users, renewal of annual maintenance licenses; selling of pass through training; selling of packaged services. It does not include Licenses that have been bought and placed in Inventory (Stocking orders) or Time and Material Services. When a license that was placed in inventory (from a stocking order) gets re-licensed to an End User, it then becomes sales out and goes into the Aggregate Dollar Total.
Section 12 (a) Delete this entire sub-section and replace with:
(a) Term. This Agreement shall continue in effect until May 18, 2003. The parties agree that the term of the Agreement will renew for another twelve months unless any one of the following events occur prior to the expiration date; (a) VAR breaches any term of the Agreement, (b) VAR fails to meet its sales commitments (c) any sale or transfer by NSI of the Licensed Software, (d) NSI is party to a merger or an acquisition during the term of the Agreement or (e) solely at NSI’s discretion, if NSI has a strategic change in it’s business.
Schedule B Section 6 Delete this entire sub-section and replace with:
VAR must meet or exceed their committed forecast of, as agreed upon in the Quarterly Marketing Plan and within 30 days after the end of the quarter submit a forecast for the current quarter, in order to receive a rebate. If this is done, the VAR will receive a check or a credit for 10% of the list price of the Aggregate Dollar Value sold for the quarter, to be paid or credited within forty-five (45) days after the end of the quarter.

Addendum 1:
Delete the following Sections:
Whereas, NSI and VAR wish to modify certain provisions regarding Marketing Rebate requirements, the Xcelerate Partner Agreement shall be modified as follows:
Schedule B, Clause 4 should be revised to read, “The Aggregate Dollar Value Committed for the period of January 1, 2001 through December 31, 2001 is $500,000. The Aggregate Dollar Value Committed for the period of January 1, 2002 through June 30, 2002 is $250,000.
The following should be added to the end of Schedule B, Clause 6: “During the Period of January 1, 2001 and June 30, 2001, the VAR has exceeded the annual Aggregate Dollar Value committed, thus within forty-five (45) days after the effective date of this Agreement, VAR will receive a check for 10% of the Aggregate Dollar Value earned between January 1, 2001 and June 30, 2001.
Within forty-five days after the end of the July 2, 2001 through September 30, 2001 quarter, VAR will receive a Rebate check for 10% of the Aggregate Dollar Value earned during that quarter.
Within forty-five days after the end of the October 1, 2001 through December 31, 2001 quarter, VAR will receive a Rebate check for 10% of the Aggregate Dollar Value earned during that quarter.
To earn a Rebate check for the last two quarters of this Agreement (January 1, 2002 through March 31, 2002 and April 1, 2002 through June 30, 2002) the VAR must meet or exceed their committed forecast as indicated in Schedule B, Clause 4.as modified above.
Add the following Sections:
Whereas, NSI and VAR wish to modify certain provisions regarding Marketing Rebate requirements, the Xcelerate Partner Agreement shall be modified as follows:
Schedule B, Clause 4 should be revised to read, “The Aggregate Dollar Value Committed for the period of January 1, 2001 through December 31, 2001 is $500,000. The Aggregate Dollar Value Committed for the period of January 1, 2002 through December 31, 2002 is $750,000. The Aggregate Dollar Value Committed for the period of January 1, 2003 through May 18, 2003 is $350,000.

Within forty-five days after the end of the July 2, 2001 through September 30, 2001 quarter, VAR will receive a Rebate check or credit for 10% of the list price of the Aggregate Dollar Value sold during that quarter.
Within forty-five days after the end of the October 1, 2001 through December 31, 2001 quarter, VAR will receive a Rebate check or credit for 10% of the list price of the Aggregate Dollar Value sold during that quarter.
To earn Rebate check or credit for the 2002 quarters (January 1, 2002 through March 31, 2002, April 1, 2002 through June 30, 2002, July 1, 2002 through September 30, 2002, October 1, 2002 through December 31, 2002) the VAR must meet or exceed their committed forecast as indicated in Schedule B, Clause 4. As modified above.
To earn Rebate check or credit for the 2003 quarters (January 1, 2003 through March 31, 2003, April 1, 2002 through May 18, 2003) the VAR must meet or exceed their committed forecast as indicated in Schedule B, Clause 4. As modified above
Addendum 2 is Deleted in its entirety and replaced with the following:
This Addendum 2 becomes part of the Xcelerate! Partner Agreement (the “Agreement”), dated August 2, 2001, between NSI and Sunbelt Software Distribution Inc. This Addendum adds terms for a Finder’s Fee for Dell Opportunities. All the other terms and conditions of the Agreement remain the same.
Dell Opportunities
During the period of August 2, 2001 through August 1, 2002 NSI agrees to pay VAR 10% of NSI’s direct revenue (NSI’s sell price to Dell) as a finders fee for each sale of NSI Licensed Software NSI sells directly to the Software & Peripherals organization within Dell Corporation and Dell sells as a stand alone product. At the end of this period NSI will evaluate Sunbelts activities in helping drive this revenue, and NSI, at its sole discretion, may extend the finders fee beyond this period.
Add the following additional clauses:
Account Protection:
VAR will notify NSI of all requests for evaluation of Licensed Software as soon as they are received by VAR. NSI will promptly notify VAR if NSI or any partner of NSI is currently engaged in the Account. NSI will evaluate each account on a case by case basis and have sole discretion on whether or not to give VAR protection on the account.

Exclusivity:
VAR agrees to carry and sell NSI’s Licensed Programs exclusively in the area, for the purpose of this Agreement initially defined, but not limited to, supporting the function of real-time or near real-time backup, or any product that performs the function of shadowing, journaling or mirroring that competes directly with NSI’s existing products. The specific products include but are not limited to any products by Legato, Veritas and Computer Associates.

Network Specialists Inc.		Sunbelt Software Distribution Inc.

Date:	11/27/01	Date:	11/27/01

Signature:	/s/ Scott Meyers	Signature:	/s/ Jo Murciano

Print Name:	Scott Meyers	Print Name:	Jo Murciano

Title:	COO	Title:	CEO